MASTER BUSINESS PROCESS OUTSOURCING

SERVICES AGREEMENT

This Master Business Process Outsourcing Services Agreement ("Agreement"), deemed effective as of the 11 day of March, 2008 ("Effective Date"), is by and between **Computer Sciences Corporation** ("CSC") a South Carolina corporation with offices located at 10301 Wilson Blvd., Blythewood, South Carolina 29016 (Post Office Box Ten, Columbia, South Carolina, 29202), and **United Insurance Management, LLC** ("Customer") having its principal place of business at 700 Central Avenue, Suite 302, St. Petersburg, Florida 33701.

WHEREAS, Customer desires to engage CSC to provide business process outsourcing services pursuant to the terms of this Agreement and as set forth in the Work Orders annexed to this Agreement; and

WHEREAS, CSC agrees to provide such Services for Customer; and

WHEREAS, the parties hereto wish to reduce their agreement to writing;

NOW, THEREFORE, for and in consideration of the promises set forth below, Customer and CSC hereby agree as follows:

1. SERVICES:

1.1 "Services" are those insurance office support, computer software programming and data processing services that CSC agrees to perform for Customer which are set forth in one or more "Work Orders" executed by the parties and annexed to this Agreement.

1.2 After receipt by CSC of a request which adds to the Services, CSC may, at its discretion, take reasonable action and expend reasonable amounts of money based on Customer's request pursuant to the terms of this Agreement.

2. DUTIES OF CSC:

2.1 CSC shall provide the Services described in the Work Orders and in accordance with the terms and conditions of this Agreement. CSC may subcontract some of the Services hereunder to its affiliates, subcontractors, and their successors and agents; however, CSC shall remain responsible for the performance of the Services as if CSC were performing the same.

2.2 CSC shall provide the personnel, equipment and computer hardware and software resources in executing the Services enumerated in the Work Orders.

2.3 CSC shall designate an employee of sufficient status and authority to act as liaison with Customer to facilitate the provision of the Services.

2.4 During the term of any Work Order, the parties may agree to appoint a Steering Committee. The Steering Committee shall be comprised of representatives from CSC and Customer (which may include executive sponsors and project managers from each company) which will meet on dates and at locations as mutually agreed between the parties to monitor the progress of the services being performed. In the event CSC must travel to Customer's location to attend a Steering Committee meeting, Customer will not pay for any travel related expenses associated with CSC's

executives attending such meetings, but Customer will pay for travel related expenses incurred by the project manager and any other employee regularly provided Services hereunder, if any, in attending such meetings.

2.5 CSC shall provide and maintain during the term of this Agreement the following insurance coverages:

2.5.1 Workers' Compensation – Statutory

2.5.2 Employers' Liability - $1,000,000 per occurrence; bodily injury by accident or disease, including death.

2.5.3 Commercial General Liability - $1,000,000 combined limit per occurrence; bodily injury, personal injury and property damage, including blanket contractual liability.

2.5.4 Automobile Liability - $1,000,000 combined limit per occurrence; bodily injury and property damage covering owned, non-owned and hired vehicles.

2.5.5 Professional Liability - $1,000,000 per claim; damages arising out of negligent acts, errors or omissions in the performance of CSC's services.

2.5.6 Employee Dishonesty and Computer Fraud - $1,000,000 per occurrence; loss arising out of fraudulent or dishonest acts committed by CSC employees.

2.5.7 Customer shall be included as an additional insured under Commercial General Liability and Automobile Liability as respects the performance of CSC under this Agreement.

2.5.8 Upon Customer's request, CSC shall provide Customer with certificates of insurance. These certificates shall specify that coverages afforded under the policies will not be cancelled or materially changed without thirty (30) days' prior written notice to Customer.

3. DUTIES OF CUSTOMER:

3.1 Customer will provide CSC all data, support, or information and specifications necessary for CSC to perform the Services defined in the Work Orders in a timely manner, including, but not limited to, Customer's banking institution account information, corporate and subsidiary logos (if applicable), style and formats for printed documents such as insurance policies, and all other information and specifications necessary to perform the Services. In addition, Customer will perform any duties as agreed to in the Work Orders and related project plans.

3.2 Customer acknowledges and agrees that CSC assumes no insurance risk for Customer's claim adjustments and settlements, claim payments, or claim recoveries.

3.3 Customer acknowledges and agrees that CSC assumes no insurance or credit risk for any of Customer's or the Authorized Companies' policyholders/insureds.

3.4 Customer shall appoint a project manager with sufficient authority within Customer's organization to facilitate Customer's role as CSC performs the Services enumerated in the Work Orders.

3.5 Customer will provide to CSC and maintain over the term of this Agreement a user authority template based on separation of duties and an authority responsibility grid.

4. AUDIT PROVISIONS:

4.1 CSC will establish and maintain at its principal service office accounting and other records relating to Customer's data and the fees paid for the Services provided to Customer under this Agreement, consistent with generally accepted accounting practices. Such records shall be maintained by CSC during the Term of the Agreement, after which time, at the option and expense of Customer, such records may be sent to Customer or destroyed.

4.2 At Customer's expense, Customer will be permitted to audit CSC's (i) records directly relating to Customer's data and the fees paid for the Services provided under this Agreement to enable Customer to verify CSC's compliance with this Agreement; and (ii) internal processes, staff, and documentation to allow Customer to perform compliance work as required.

4.3 Access to CSC's records, personnel and facilities will be provided to Customer's internal accounting auditors, regulators as well as external auditors, provided such external auditors are not "Competitors" of CSC, and provided further CSC, Customer and such external auditors first execute a confidentiality agreement reasonably acceptable to CSC. Such access will be during normal business hours upon at least ten (10) business days prior written notice to CSC by Customer during the period CSC is required to maintain such records under this Agreement. For purposes of this Agreement, a "Competitor" shall mean a person or entity in the business of developing, marketing, or servicing computer software products for the insurance and/or financial services industries, or a person or entity in the business of providing business process outsourcing services for the insurance industry.

4.4 At Customer's expense, Customer will be permitted to copy CSC's records subject to Customer's auditing rights.

4.5 SAS 70. CSC shall make available to Customer, upon request, a copy of CSC's most current SAS 70 Type II Report on Controls Placed in Operation and Tests of Operating Effectiveness of CSC's data center ("SAS 70 Type II") from its external auditors. CSC agrees to have the SAS 70 Type II audit conducted by its external auditors on an annual basis and also will provide a copy of the most recent report to Customer upon request.

5. PRICE AND PAYMENT:

5.1 Service Charges. Customer agrees to pay to CSC all amounts specified in this Agreement and the annexed Work Orders. All amounts due under this Agreement shall be paid by Customer within thirty (30) days of Customer's receipt of a related invoice. Customer shall pay a late charge on any amount which remains unpaid to CSC for each day after its due date. The charge shall be computed daily at the lesser of (i) 1.5% per month, or (ii) the highest rate permitted by law.

5.2 In the event the Authorized Companies' applicable credit rating falls below the following ratings as published by the respective rating agencies, payment terms shall change to thirty (30) days in advance of services at an amount equal to the average monthly billing from the previous twelve (12) months:

AGENCY	RATING
S & P	BBB-
Moody's	Baa3
Fitch	BBB-
AM Best	B+
Demotech	A

5.3 Travel Expenses. When CSC personnel travel to any location for the purpose of performing Services, Customer will, in addition to the charges specified for the Services, pay CSC for all reasonable travel, living and out-of-pocket expenses in accordance with CSC's then current expense reimbursement policies a copy of which shall be provided to Customer upon Customer's request.

5.4 Taxes. Customer agrees to pay all tariffs and taxes that are now or may become applicable to the Services rendered hereunder, any equipment used by CSC solely for Customer to perform the Services, the transmission of data and any communication line (used by CSC solely for Customer), its use, lease, operation, control, transportation or value pursuant to this Agreement, or as measured by payments made by Customer to CSC under this Agreement, or as required to be collected by CSC or paid by CSC to tax authorities based upon this Agreement with Customer. This provision includes, but is not limited to, sales, and use, or any other form of tax based on Services performed, equipment used, and the communication or storage of data. This provision does not include any taxes based upon CSC's net income.

5.5 All fees, rates and factors set forth in the annexed Work Orders may be increased effective as of January 1, 2010 and each January 1 thereafter during the term of the respective Work Orders by the percentage increase in the United States Consumer Price Index for all Urban Consumers (Professional Services) (CPI), published by the United States Bureau of Labor Statistics, for the immediately preceding calendar year.

5.6 The charges and fees set forth in the Work Orders may be increased by CSC if changes in the Services mutually agreed to in writing by the parties as set forth below alter the Services, personnel, effort or equipment, or result in the Services being performed with different technology, software or hardware. If at any time during the term of this Agreement, Customer desires any addition, deletion, or modification, or change to the Services as described in any Work Order, (including any changes necessitated by changes in applicable regulations and/or federal or state law) Customer and CSC will comply with the following administrative control procedures: (a) Customer will submit a written request to CSC describing the desired addition, deletion, modification or change to the Services ("Change Order"); (b) CSC will evaluate each Change Order submitted by Customer and will provide Customer with a written statement that estimates the required resources and availability of CSC personnel to perform the work and the estimated impact of the Change Order on the Services cost and/or schedule; (c) If Customer elects to authorize a Change Order, Customer will notify CSC to begin the requested Change Order by returning a copy of the Change Order to CSC's project manager which has been signed by an authorized representative of Customer, and Customer will pay for such services pursuant to the terms of the applicable Work Order(s) and Change Order. For the purposes of this Agreement, each Change Order signed by Customer shall be considered incorporated into and shall become a part of the applicable Work Order(s) by this reference as if expressly written therein.

The parties acknowledge and agree that if the Change Order will cause a change in the scope or method of performing the business process outsourcing Services, CSC will also identify such change in the scope or method of performing such Services in its proposal, prior to beginning any work on the additional services set forth in the Change Order, and will have no obligation to move the product of such additional services into live production hereunder unless and until the parties execute a mutually approved addendum to such other Work Order(s) increasing or decreasing (if applicable) the Monthly Administrative Charges for the business process outsourcing services, or any other charges due pursuant to such Work Order(s), as well as adjusting as necessary, any of the terms of such Work Order(s) and/or the Exhibits attached thereto.

5.7 In addition to any fees set forth in any Work Orders hereto, Customer shall pay all costs for postage, data communication line and transmission charges, all third party information charges, including, but not limited to, Loss History Reports, Credit Reports, Inspection Reports, state mandated electronic data interface software, charges related to ISO, CCH forms with the font style provided by CSC, CCH Services forms (legal notices of non-renewal and cancellation), and any other third party vendor fees incurred as the result of performing the Services. All the above charges will be pass through charges only, except for data communication line and transmission charges for lines between CSC's network and Customer's network, which charges will include an additional fee if CSC acquires, manages or monitors such lines.

6. **TRADE SECRET AND PROPRIETARY RIGHTS:**

6.1 During the term of this Agreement, CSC hereby grants a personal, non-transferable, non-assignable and non-exclusive license, to Customer, Customer's employees and Customer's identified and licensed insurance agents (collectively, "Agents") to use and access the **Web Site, Media Management, Business Objects, Business Intelligence Solutions, etc.** identified in Work Order No. 1. Customer agrees to obligate each such Agent accessing the Web Site to only use the Web Site in conjunction with the Services, for the benefit of Customer. Customer agrees, at its own cost, to utilize Internet browsers and communication software as specified by CSC. Customer acknowledges and agrees that CSC has no control over or responsibility for such third party software or for the use of the Web Site by Customer's Agents on the Internet. Additionally, Customer agrees to indemnify and hold harmless CSC, from and against any liability arising from the use of the Internet by Customer's Agents, in connection with and relating to the Services. Although CSC from time to time may use its own proprietary computer software products in the performance of the Services, except for the license expressly granted above for the Web Site, **THIS AGREEMENT DOES NOT GRANT A LICENSE TO CUSTOMER FOR ANY SOFTWARE PRODUCTS.**

6.2 Except for the limited rights granted to use and access the Web Site as set forth in paragraph 6.1 above, this Agreement grants to Customer no right to possess or reproduce the computer software programs performing all or any part of the Services or their specifications in any tangible or intangible medium. Customer may not mortgage, hypothecate, sell, assign, pledge, lease, transfer, license or sublicense the computer software programs performing all or any part of the Services under this Agreement, nor allow any person, firm or corporation to transmit, copy, or reproduce the computer software programs performing all or any part of the Services or their specifications in whole or in part in any manner. In the event Customer shall come into possession of the computer software programs performing all or any part of the Services, Customer shall immediately notify CSC and return the computer software programs performing the Services and all copies of any kind thereof to CSC upon CSC's request.

6.3 Customer promises and agrees not to disclose or otherwise make computer software programs performing all or any part of the Services available to any person other than employees and/or Agents of Customer required to have such knowledge for normal use of them. Customer agrees to obligate each such employee and/or Agent to a level of care sufficient to protect the computer software programs performing all or any part of the Services from unauthorized use or disclosure. Customer understands that any breach of this provision may cause irreparable harm to CSC. In addition, CSC will make available the Platform to regulators and external auditors who are not "Competitors" as defined in paragraph 4.3 above for the sole purposes of conducting audits provided CSC, Customer and such external auditors first execute a confidentiality agreement reasonably acceptable to CSC. **THE OBLIGATIONS OF CUSTOMER UNDER THIS PARAGRAPH 6.3 SHALL CONTINUE AFTER THIS AGREEMENT IS TERMINATED.**

6.4 Customer hereby grants CSC a non-exclusive, worldwide, royalty-free license during the term of this Agreement, to edit, modify, adapt, copy, translate, exhibit, publish, transmit, perform, display, create derivative works from and otherwise use Customer's and the Authorized Companies' (as that term is defined in the Work Orders) unique materials relating to Customer's and the Authorized Companies' business and provided by Customer for incorporation in the Web Site, including any images, photographs, illustrations, graphics, audio clips, video clips or Customer and Authorized Companies' unique text ("Customer Content") and the computer programs which constitute CSC's Web Site as necessary to perform the Services for Customer under this Agreement.

6.5 CSC and Customer expressly agree that the data generated and/or maintained under this Agreement or any Work Order hereto shall be and remain the sole property of the Customer. CSC shall not take any right, title or interest in such data other than such rights to access or audit required to enforce CSC's right to compensation or reimbursement under this Agreement or any Work Orders hereto. All other materials including, but not limited to, any computer software in object code or source code, script, programming code, data, HTML script or other information or ideas developed under this Agreement and/or any Work Orders thereto, or provided by CSC, or otherwise arising in connection with this Agreement and/or any Work Orders thereto, shall be CSC's sole and exclusive property, including, without limitation, all copyrights, trademarks, patents, trade secrets and any other proprietary rights and Customer hereby transfers and assigns any and all rights in and to such materials to CSC, including any copyrights thereto.

6.6 During the term of this Agreement, CSC may acquire, know, or have within its possession, information of Customer concerning Customer's and the Authorized Companies' commercial and trade affairs, rating and underwriting rules and guidelines, including without limitation the identity of clients, insureds and beneficiaries, claims, benefits, rates and agents, financial information, and business practices ("Customer Confidential Information"). CSC shall keep Customer Confidential Information confidential and shall only use Customer Confidential Information in performing the Services under this Agreement. CSC shall not disclose Customer Confidential Information to any third party without Customer's prior written permission except to CSC's (and its affiliates') employees and CSC's subcontractors, their successors, agents and employees required to perform the Services. **THE OBLIGATIONS OF CSC UNDER THIS PARAGRAPH 6.6 SHALL CONTINUE AFTER THIS AGREEMENT IS TERMINATED.**

6.7 Customer acknowledges that, unless otherwise agreed in a written addendum to this Agreement executed by authorized representatives of both parties, it is Customer's responsibility to obtain prior written authorization, in a form reasonably acceptable to CSC, from the third party vendors for CSC (and its affiliates, subcontractors, their successors and agents) to use any Other Software which the parties agree in writing to be added and used to process Customer's business hereunder. For purposes of this Agreement, "Other Software" shall mean any application software other than the "Platform" (as defined in Work Order No. 1) which is used to process Customer's data as of the effective date of this Agreement, or other application software Customer elects to use after the effective date hereof, including software that may be necessary to take advantage of new functionality. The addendum shall set forth any changes in the pricing, terms or conditions of this Agreement and/or any Work Order(s) resulting from the addition of such Other Software. Further, Customer shall be responsible for any charges or fees required by third party vendors including, but not limited to, license, maintenance, transfer, access or early termination fees. CSC shall have no responsibility to third party vendors of the Other Software which is not provided by CSC to provide the Services hereunder, unless otherwise agreed in an addendum to this Agreement executed by authorized representatives of both parties. As of the effective date of this Agreement, Customer has not identified and CSC will not process any Other Software, unless the

parties agree otherwise in a written addendum hereto executed by authorized representatives of both parties.

7. TERM AND TERMINATION:

7.1 The term of this Agreement commences on its effective date and will continue so long as there is a Work Order in force as part of this Agreement. The term of each Work Order which is made a part of this Agreement shall begin upon its effective date and shall continue until terminated.

7.2 The termination of a Work Order shall have no effect on any other Work Order that may be in force and effect as part of this Agreement.

7.3 Either party may terminate a Work Order upon breach by the other party of any one or more of the terms and conditions of such Work Order or this Agreement, provided the party in breach is notified in writing by the other party of the breach and the breach is not cured or a resolution mutually agreed upon in writing within sixty (60) days of such written notification.

7.4 In the event either party makes a general assignment for the benefit of creditors or files a voluntary petition in bankruptcy or petitions for reorganization or arrangement under the bankruptcy laws, or if a petition in bankruptcy is filed against either party and remains undismissed for a period of thirty (30) days, or if a receiver or trustee is appointed for all or any part of the property and assets of either party, the other party may terminate any one or more of the Work Orders and may terminate this Agreement.

7.5 On expiration or termination of this Agreement, CSC shall return to Customer all of Customer's confidential information and data and records, either in electronic or hard copy form, in CSC's possession and delete any electronic copies thereof related to the Services provided by CSC, and Customer shall assume all regulatory reporting responsibilities thereafter. Customer shall do the same and cause Customer's Agents to do the same relative to CSC's confidential information and data. CSC and Customer shall cooperate in any transition period during the wind-up of the Services. If Customer requires CSC's assistance in converting Customer's data to a new format, or otherwise requires CSC's assistance relative to Customer's transition to an alternative processing arrangement, then CSC shall provide such services at CSC's then current time and materials rates provided the parties enter into another Work Order therefore. Notwithstanding the foregoing, upon termination of this agreement, Customer may elect to license the proprietary Platform System(s) at CSC's then current license charges.

8. LIMITED WARRANTIES:

8.1 CSC warrants it shall use reasonable care in processing Customer's transactions and in performing related Services as set forth in the Work Orders. CSC's sole liability under the foregoing warranty shall be to provide the services described in paragraph 8.2 hereof. **THE ABOVE WARRANTY IS IN LIEU OF ALL OTHER WARRANTIES, EXPRESS OR IMPLIED, INCLUDING THE IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS AND FITNESS FOR A PARTICULAR PURPOSE RESPECTING THIS AGREEMENT, THE SERVICES OR THE EQUIPMENT OR SOFTWARE USED TO PERFORM THE SERVICES.**

8.2 CSC shall be responsible only to the extent of:

8.2.1 reprocessing, at its expense, data which may be processed in error due to the sole fault of CSC's machines, operators or software; and

8.2.2 correcting or re-performing, at its expense, any of the non-processing Services which fail to conform to the description set forth in the applicable Work Order ("Nonconformity").

9. **LIMITATION OF LIABILITY:**

9.1 **THE TERM "CSC" SHALL BE DEEMED TO INCLUDE CSC'S AFFILIATES AND THIRD PARTY SUBCONTRACTORS, AND THEIR RESPECTIVE SUCCESSORS AND AGENTS.**

9.2 **CUSTOMER'S REMEDIES AND CSC'S LIABILITY UNDER THIS AGREEMENT FOR ERRORS AND DEFECTS IN THE SERVICES OR CSC'S NEGLIGENCE, WHETHER IN CONTRACT OR TORT, LAW OR EQUITY, SHALL IN ALL CASES BE LIMITED SOLELY TO THE REMEDIES AND LIABILITIES SET FORTH IN PARAGRAPH 2.3 OF WORK ORDER NO. 2 (WITH RESPECT TO THAT WORK ORDER ONLY) AND PARAGRAPHS 7.3 AND 8.2 OF THIS AGREEMENT.**

9.3 **IF FOR ANY REASON CUSTOMER'S SOLE REMEDIES FAIL OF THEIR ESSENTIAL PURPOSES, CSC'S LIABILITY FOR DAMAGES ARISING UNDER OR RELATED TO THIS AGREEMENT OR CSC'S NEGLIGENCE (WHETHER IN CONTRACT OR TORT, LAW OR EQUITY) IS LIMITED TO AN AMOUNT IN THE AGGREGATE OVER THE TERM HEREOF, NOT TO EXCEED THE LESSER OF THE AMOUNT OF DAMAGES (INCLUDING THOSE SET FORTH IN PARAGRAPH 2.3 OF WORK ORDER NO. 2 AND PARAGRAPHS 9.5 AND 9.6 BELOW BUT EXCLUDING THOSE IN PARAGRAPH 9.4 BELOW) WHICH ARE PROVEN OR THE AMOUNTS PAID BY CUSTOMER UNDER THE WORK ORDER RELATED TO SUCH CLAIM IN THE SIX (6) MONTHS IMMEDIATELY PRECEDING THE DATE OF ANY SUCH CLAIM. CUSTOMER SHALL ASSUME AND BE RESPONSIBLE FOR ANY ADDITIONAL LIABILITIES OR DAMAGES IN EXCESS OF SUCH AMOUNT.**

9.4 **EXCEPT AS EXPRESSLY SET FORTH IN PARAGRAPHS 9.5 AND 9.6 IMMEDIATELY BELOW, EVEN IF CUSTOMER'S EXCLUSIVE REMEDIES FAIL OF THEIR ESSENTIAL PURPOSES OR ARE FOUND NOT TO CONSTITUTE MINIMUM ADEQUATE REMEDIES, CSC SHALL NEVER BE LIABLE FOR ANY INDIRECT, SPECIAL OR CONSEQUENTIAL DAMAGES INCLUDING, BUT NOT LIMITED TO, ECONOMIC LOSS OR LOSS OF ANTICIPATED PROFITS OR PAYMENTS TO THIRD PARTIES (INCLUDING COVER) OR FOR ANY CLAIM ASSERTED BY ANY THIRD PARTY IN CONNECTION WITH OR ARISING OUT OF THE SERVICES PROVIDED FOR IN THIS AGREEMENT, WHETHER IN CONTRACT OR TORT (INCLUDING CSC'S NEGLIGENCE), LAW OR EQUITY, EVEN IF CSC HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.**

9.5 **NOTWITHSTANDING THE PROVISIONS OF PARAGRAPH 9.4 ABOVE, IN THE EVENT CSC OVERPAYS A COMMISSION OWED TO AN AGENT OF CUSTOMER OR OVERPAYS TO AN INSURED A REFUND OF A PREVIOUSLY COLLECTED PREMIUM, AND PROVIDED SUCH FAILURE(S) IS DUE TO THE SOLE NEGLIGENCE OF CSC, AND PROVIDED FURTHER THAT: (1) CUSTOMER GRANTS TO CSC ALL RIGHTS AND POWER NECESSARY TO ENABLE CSC, AT CSC'S EXPENSE, TO COLLECT SUCH OVERPAYMENT FROM THE AGENT(S) AND/OR INSURED(S), AS APPLICABLE; (2) CSC IS ALLOWED TO OFFSET SUCH OVERPAID COMMISSION AGAINST FUTURE COMMISSIONS OWED TO SUCH AGENT(S); AND (3) AT CSC'S SOLE COST AND EXPENSE, CUSTOMER FULLY**

ASSISTS AND COOPERATES WITH CSC AND TAKES SUCH ACTION AS MAY BE REASONABLY NECESSARY FOR CSC TO RECOVER SUCH OVERPAYMENT FROM THE AGENT(S) AND/OR INSURED(S), AS APPLICABLE, THEN IF AFTER THE ABOVE EFFORTS ARE TAKEN AND CSC IS NOT ABLE TO OFFSET AND/OR COLLECT SUCH OVER PAYMENT, CSC WILL REIMBURSE CUSTOMER FOR SUCH OVERPAYMENT, SUBJECT TO THE CAP IN PARAGRAPH 9.3 ABOVE.

9.6 NOTWITHSTANDING THE PROVISIONS OF PARAGRAPH 9.4 ABOVE, IF CSC UNDER-BILLS AN INSURED OR ADDITIONAL INTEREST FOR PREMIUM AND SUCH UNDER-BILLED AMOUNT IS TIMELY PAID IN FULL BY THE INSURED OR ADDITIONAL INTEREST, AND PROVIDED: (A) SUCH UNDER-BILLED AMOUNT IS DUE TO THE SOLE FAULT OF CSC; (B) CUSTOMER IDENTIFIES AND REPORTS SUCH UNDERPAYMENT TO CSC (OR CSC IDENTIFIES THE EXISTENCE OF SUCH UNDER-BILLING) WITHIN THREE HUNDRED SIXTY-FIVE (365) CALENDAR DAYS FROM THE DATE SUCH ERRONEOUS BILL IS SENT FOR PAYMENT; (C) SUCH INSURED OR ADDITIONAL INTEREST DOES NOT TIMELY PAY THE CORRECT PREMIUM AMOUNT IN ACCORDANCE WITH CSC'S RE-BILL; (D) CSC IS ALLOWED TO CANCEL THE POLICY RELATED TO THE UNDER-BILLED PREMIUM DUE TO SUCH FAILURE TO PAY THE CORRECT PREMIUM AS SOON AS POSSIBLE IN ACCORDANCE WITH THE MINIMUM TIME PERIODS PROVIDED BY APPLICABLE LAW; (E) THE AMOUNT OF PREMIUM PREVIOUSLY RECEIVED FOR SUCH POLICY RESULTS IN AN "EQUITY DATE" (AS DEFINED BY INSURANCE INDUSTRY AS BEING THE PROPORTIONAL DATE THROUGH WHICH THE PREMIUM RECEIVED WAS SUFFICIENT TO KEEP THE POLICY IN EFFECT) OCCURRING PRIOR TO THE POLICY CANCELLATION DATE, (F) CUSTOMER GRANTS TO CSC ALL RIGHTS AND POWER NECESSARY TO ENABLE CSC, AT CSC'S EXPENSE, TO RE-BILL AND COLLECT THE RE-BILLED AND UNPAID AMOUNT FROM THE INSURED(S) OR ADDITIONAL INTEREST(S), AS APPLICABLE; (G) CSC IS ALLOWED TO OFFSET SUCH RE-BILLED AND UNPAID AMOUNT AGAINST FUTURE PREMIUMS RECEIVED FROM THE INSURED OR ADDITIONAL INTERESTS; AND (H) AT CSC'S SOLE COST AND EXPENSE, CUSTOMER FULLY ASSISTS AND COOPERATES WITH CSC AND TAKES SUCH ACTION AS MAY BE REASONABLY NECESSARY FOR CSC TO RECOVER SUCH SUBSEQUENT BILLING AMOUNT(S) FROM THE INSURED(S) OR ADDITIONAL INTEREST(S), AS APPLICABLE, THEN IF AFTER THE ABOVE EFFORTS ARE TAKEN AND CSC IS NOT ABLE TO OFFSET AND/OR COLLECT SUCH RE-BILLED AND UNPAID AMOUNT AS PROVIDED ABOVE, CSC WILL REIMBURSE CUSTOMER FOR THE DIFFERENCE BETWEEN THE PREMIUM DUE FOR THE PERIOD OF TIME BETWEEN THE EQUITY DATE AND THE POLICY CANCELLATION DATE, SUBJECT TO THE CAP IN PARAGRAPH 9.3 ABOVE. FOR PURPOSES OF CLARIFICATION ONLY, SET FORTH BELOW ARE TWO HYPOTHETICALS, BOTH OF WHICH ASSUME THE PREMIUM THAT SHOULD HAVE BEEN BILLED AND PAID WAS $2,400.00, CSC ONLY BILLED $1,200.00, WHICH WAS TIMELY PAID IN FULL, THE UNDER-BILL WAS TIMELY REPORTED, CSC RE-BILLED BUT NEVER COLLECTED THE REMAINING PREMIUM. FOR HYPOTHETICAL #1, ASSUME THE POLICY WAS CANCELLED AT THE END OF MONTH 6. IN SUCH EVENT, CSC WOULD OWE CUSTOMER NOTHING (I.E., $1,200.00 CALCULATED EQUITY AMOUNT OF DWP MINUS $1,200.00 (AMOUNT OF PREMIUM PAID) = $0.00. FOR HYPOTHETICAL #2, ASSUME THE POLICY WAS CANCELLED AT THE END OF MONTH 7. IN SUCH EVENT, CSC WOULD OWE CUSTOMER $200.00 (I.E., $1,400.00 (CALCULATED

EQUITY AMOUNT OF DWP FOR THE SEVEN MONTHS THE POLICY WAS IN EFFECT) - $1,200.00 (AMOUNT OF PREMIUM PAID) = $200.00.

10. GENERAL:

10.1 Except for breaches of its confidentiality obligations herein, neither party shall be liable or deemed to be in default for any delay or failure in performance under this Agreement or interruption of Service resulting, directly or indirectly, from acts of God, civil or military authority, labor disputes, shortages of suitable parts, materials, labor or transportation, transmission failures or damages or any other cause beyond a party's reasonable control, even if advised of the possibility of their occurrence.

10.2 Customer and CSC agree that while this Agreement is in effect, neither will directly or indirectly induce any employee of the other to terminate his or her employment; nor will either, without prior written consent of the other, offer employment to any employee of the other, or to former employees during the six (6) month period immediately following such employee's termination.

10.3 All notices which are required to be given or submitted pursuant to this Agreement shall be in writing and shall be either delivered in person or sent by certified mail, return receipt requested, to the address set forth herein or to such other address as the parties may from time to time designate in writing for such purposes. Notices shall be deemed to have been given at the time when personally delivered or, if mailed in a certified post-paid envelope, upon the fifth day after the date such notice shall be postmarked. All notices to CSC shall be addressed to the attention of the General Counsel.

10.4 Customer covenants and promises not to disclose the terms and conditions of this Agreement to any third party except as expressly agreed to by CSC.

10.5 This Agreement and any Work Order made a part hereof: (i) constitute the entire Agreement between the parties and supersede and merge any and all prior discussions, representations, negotiations, correspondence, writings and other agreements and together state the entire understanding and Agreement between CSC and Customer with respect to the Services described; (ii) may be amended or modified only in writing agreed to and signed by CSC and Customer; and (iii) shall be construed, performed and enforced in all respects in accordance with the laws of the State of Florida. Articles 5, 6, 9 and 10 shall survive any termination or expiration of this Agreement. Notwithstanding any acknowledgment by CSC of a purchase order submitted by Customer, any condition or provision in any such purchase order or other memorandum of Customer which is in any way inconsistent with, or which adds to the provisions of this Agreement, shall be null and void.

10.6 Neither party hereto shall be deemed to have waived any rights or remedies accruing to it hereunder unless such waiver is in writing and signed by such party. No delay or omission by either party hereto in exercising any right shall operate as a waiver of said right on any future occasion. All rights and remedies hereunder shall be cumulative and may be exercised singularly or concurrently.

10.7 The descriptive headings of this Agreement are intended for reference only and shall not affect the construction or interpretation of this Agreement. References to this Agreement are inclusive of Work Orders which are specifically made applicable to this Agreement by their terms.

10.8 Wherever the singular of any term is used herein it shall be deemed to include the plural wherever the plural thereof may be applicable.

10.9 Customer shall not assign this Agreement or any of its rights hereunder without the prior written consent of CSC, which consent shall not be unreasonably withheld.

10.10 If any provision of this Agreement or any Work Order hereto or the application thereof to any party or circumstances shall, to any extent, now or hereafter be or become invalid or unenforceable, the remainder of this Agreement shall not be affected thereby and every other provision of this Agreement shall be valid and enforceable, to the fullest extent permitted by law.

CSC and Customer certify by their undersigned authorized agents that they have read this Agreement, including all Work Orders and Exhibits hereto, and agree to be bound by their terms and conditions.

CSC	**Customer**
Computer Sciences Corporation	**United Insurance Management, LLC**
By: [signature]	By: [signature]
(Authorized Signatory) (in non-black ink, please)	(Authorized Signatory) (in non-black ink, please)
RAYMOND A. AUGUST	Donald J CRONIN
(Printed Name)	(Printed Name)
PRESIDENT, P&C INSURANCE, FSS	President + CEO
(Title)	(Title)
3/11/08	3/10/08
(Execution Date)	(Execution Date)